Exhibit 99.1

Division of Mining and Reclamation 601 57th Street, Southeast Charleston, West Virginia 25304 Phone: (304) 926-0440 Fax: (304) 926-0446	Earl Ray Tomblin, Governor Randy C. Huffman, Cabinet Secretary www.dep.wv.gov

CONSENT ORDER

The following findings are made and this Consent Order is issued pursuant to the authority vested in the Secretary of the Department of Environmental Protection pursuant to W. Va. Code § 22‑1‑6(d)(3) and delegated to the Director of the Division of Mining and Reclamation (the “Director”) pursuant to W. Va. Code § 22-1-6(b).

FINDINGS OF FACT

In support of this Consent Order, the Director makes the following Findings of Fact:

A.
Under the West Virginia Surface Coal Mining and Reclamation Act, W. Va. Code § 22‑3-1, et seq. (the “Act”), no person may engage in surface mining operations unless such person has first obtained a permit from the Director. W. Va. Code § 22-3-8(a).

B.
In accordance with the Act, after the Director approves a surface mining permit, but before he or she issues such permit, the operator must furnish a penal bond, payable to the State of West Virginia, which bond secures the operator’s obligations to comply with the requirements of the Act and the operator’s surface mining permit(s). W. Va. Code § 22-3-11(a).

C.
The Director may accept a bond of the applicant itself without separate surety (any such bond, a “Self-Bond”) if the applicant demonstrates to the satisfaction of the Director, among other things, a history of financial solvency and continuous operation sufficient for authorization to self-insure. W. Va. Code § 22-3-11(d).

D.
The Alpha Natural Resources, Inc. (“ANR”) subsidiaries listed in Exhibit 1 (collectively, the “ANR Subsidiaries” and, collectively with ANR, “Alpha”) attached hereto and incorporated by reference herein currently hold mining permits (collectively, the “Permits”) issued by the Director for coal mines and related facilities in West Virginia that are covered, in part, by Self-Bonds (collectively, the “Alpha Self-Bonds”).

E.	As of October 1, 2015, the Director calculates the total bonding requirements in West Virginia for all direct and indirect subsidiaries of ANR were approximately $317,798,455.

F.	Of that amount, certain direct and indirect subsidiaries of ANR have posted or caused to be posted surety bonds totaling approximately $73,422,621 as of October 1, 2015.

G.
Alpha has self-insured or self-bonded the remainder of its reclamation bonding obligations, in accordance with the West Virginia Surface Mining Reclamation Rule (the “Rule”), in an amount totaling $244,375,833 as of October 1, 2015. W. Va. Code R. § 38-2-11.3.d.

H.
On August 3, 2015, ANR and certain of its direct and indirect subsidiaries (collectively, the “Debtors”), including all of the ANR Subsidiaries, commenced cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”).

I.	By a letter dated August 5, 2015, ANR advised the Director that it may no longer satisfy one or more of the criteria for self-bonding under the Act and the Rule.

J.	By a letter dated September 1, 2015, the Director advised Alpha that, within 90 days, Alpha must post an alternate form of bond in total amount equal to the aggregate amount of the Alpha Self-Bonds.

K.
Alpha has asserted, however, that, as a result of the commencement of the Chapter 11 Cases, ANR and the ANR Subsidiaries do not have the ability at this time to comply with their statutory obligations to post acceptable penal bonds for all the Permits.

L.	Currently, the ANR Subsidiaries are in general compliance with, and are continuing to perform their ongoing reclamation obligations in accordance with, the Act, the Rule and all of the Permits.

M.
DEP enters into this Consent Decree with the expectation that the ANR Subsidiaries will continue to comply fully with their reclamation and other environmental obligations in West Virginia in accordance with West Virginia law and expressly reserves the right under this Consent Order to fully enforce such obligations separate and apart from this Consent Order.

N.
Absent this Consent Order being agreed to and becoming effective, the Director intends to issue Notices of Violation to the ANR Subsidiaries for failing to post alternative bonds as required by the September 1, 2015 letter.

ORDER FOR COMPLIANCE
NOW, THEREFORE, in accordance with the authority cited above, it is hereby agreed by the parties and ORDERED by the Director:

1.	For the duration of this Consent Order, the ANR Subsidiaries may satisfy their statutory reclamation bonding requirements as provided herein.

2.	Alpha shall take the following steps:

a.	Post a collateral bond (the “Collateral Bond”) that meets the requirements of W.Va. Code St. R. § 38-2-11.3.b as further described in Paragraph 3 below.

b.	Obtain approval of the “DEP Superpriority Claim” as defined in Paragraph 4 below.

c.	Reduce the total amount of their self-bonding reclamation obligations as set forth in Paragraph 5 below.

d.	Identify and begin reclamation of at least one currently inactive site as set forth in Paragraph 6 below.

e.
Schedule and participate in meetings with the Director at least once per quarter (the “Quarterly Meeting”) to discuss the status of the activities required by the Consent Order as well as the status of the efforts to replace the Alpha Self-Bonds as part of the plan(s) of reorganization in the Chapter 11 Cases.

3.
Within five (5) business days of Alpha receiving authorization to enter into this Consent Order from the Bankruptcy Court (the “Effective Date”), Alpha shall post as a collateral bond a letter of credit that meets the requirements of W.Va. Code St. R. § 38-2-11.3.b in the amount of fifteen million dollars ($15,000,000.00). Until the ANR Subsidiaries have replaced the Alpha Self-Bonds with penal bonds that satisfy applicable law, the Collateral Bond will remain in place and may be drawn down and applied by West Virginia Department of Environmental Protection (“DEP) in whole or in part upon its revocation of any of the issued and outstanding self-bonded Permits and declaration of forfeiture and demand for payment of the associated Alpha Self-Bonds. The Collateral Bond shall be released by DEP only upon the posting of penal bonds that satisfy applicable law in an aggregate amount equal to then-existing Alpha Self-Bonds.

4.
Upon the Bankruptcy Court’s entry of an order authorizing the Debtors to enter into this Consent Order, (a) DEP shall have, pursuant to, as applicable, sections 105, 364 and 503 of the Bankruptcy Code and solely in the manner and to the extent as permitted as a “Bonding Superpriority Claim” under the final order entered by the Bankruptcy Court on September 17, 2015 approving the Debtors’ postpetition financing [Doc 465] (the “DIP Order”), an allowed superpriority claim having priority over any or all administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code in the amount of twenty-four million dollars ($24,000,000.00) (the “DEP Superpriority Claim”) against the estates of ANR and each of the ANR Subsidiaries, to secure Alpha’s self-bonded reclamation obligations to DEP (provided that under no circumstances will DEP recover more than $24 million on account of the DEP Superpriority Claim) and (b) Alpha agrees that the DEP Superpriority Claim will not be terminated, as permitted under the DIP Order or otherwise, except as set forth in paragraph 13 below. Subject to paragraph 13 below, until the Alpha Self-Bonds have been replaced with penal bonds that satisfy applicable law, the DEP Superpriority Claim shall apply to all or any portion of the self-bonded reclamation obligations under all issued and outstanding Permits. Upon the revocation of any self-bonded Permit and declaration of forfeiture and demand for payment of the associated Alpha Self-Bond in accordance with applicable law and this Consent Order, DEP shall be entitled to payment of its DEP Superpriority Claim, solely to the extent of the self-bonded obligations owing under such Permit, within five (5) business days after the delivery by the Director to Alpha of a notice of declaration of forfeiture and demand for payment of such self-bonded obligations in accordance with the Act and the rules promulgated thereunder and without further notice or order.

5.
Beginning immediately after the Effective Date of this Consent Order, the ANR Subsidiaries shall use their reasonable best efforts to reduce the total amount of their Alpha Self-Bonds as such existed on that date by at least ten million dollars ($10,000,000.00) (the “Target Reduction”). The ANR Subsidiaries may reduce their Alpha Self-Bonds by any manner permitted by the Act and the rules promulgated thereunder, including, without limitation, (a) obtaining bond releases or reductions with respect to any currently self-bonded Permits that are eligible therefor, (b) transferring self-bonded Permits to another operator in accordance with the Act and the rules promulgated thereunder, or (c) replacing the Alpha Self-Bonds with penal bonds that satisfy applicable law. The Director shall promptly consider any such requests from Alpha. Nothing in this paragraph shall require Alpha to use cash for reclamation to meet the Target Reduction. For the avoidance of doubt, Alpha may not satisfy its obligations under this paragraph 5 by abandoning mining sites, whether consensually, pursuant to the Bankruptcy Code, or otherwise, or by revocation and/or bond forfeiture, whether consensually or otherwise.

6.
The ANR Subsidiaries shall evaluate Permits that are currently categorized as inactive by DEP within 60 days of the Effective Date of this Consent Order. A minimum of one such Permit shall be selected by the applicable ANR Subsidiary, after consultation with the Director, and reclamation shall commence on that Permit or Permits prior to the expiration of the inactive status period for such Permit or Permits. The Director shall be notified of the identity of this Permit prior to the ANR Subsidiary beginning reclamation activity and shall be updated on the progress of reclamation during the Quarterly Meetings.

7.
Unless and until this Consent Order terminates in accordance with paragraph 14 below, DEP and the Director shall not seek additional collateral or revoke, terminate, refuse to grant or amend or take any other adverse action with respect to the Permits on account of

Alpha’s self-bonded obligations for the Permits under the Act or the Rule, except in accordance with the provisions of this Consent Order. The ANR Subsidiaries acknowledge their obligation to provide for the replacement in full of all of their then-remaining Alpha Self-Bonds by posting acceptable bonds, collateral or other assurances to the Director on or before the effective date of any confirmed chapter 11 plan and will make reasonable efforts to satisfy the Director with respect to any such obligations as part of any plan or plans it submits to the Bankruptcy Court. The Director reserves the right to object to (i) any chapter 11 plan that fails to provide for the replacement in full of the then remaining Alpha Self-Bonds by posting acceptable bonds, collateral or other assurances or that DEP believes is contrary to applicable state law or the Bankruptcy Code, or (ii) to any sale, transfer, or abandonment of assets, the assumption or rejection of any lease, or any other matter in the Chapter 11 Cases.

8.
Except as specifically set forth herein, nothing in this Consent Order shall in any way limit or impair the rights of the Director to enforce all applicable environmental and reclamation laws and regulations, and neither Alpha nor the Director waive or release any legal or factual argument, claim, doctrine or defense applicable to any dispute related thereto, including without limitation any argument, claim, doctrine or defense under applicable bankruptcy laws.

9.
This Consent Order is without prejudice to: (a) any claims or causes of action that DEP may assert against Alpha independently of or over and above the Collateral Bond and DEP Superpriority Claim on account of any obligation to perform reclamation or any other obligation of Alpha, including with respect to the amount and priority of any such claims or causes of action; and (b) any defenses or objections to such claims by Alpha or other parties, including with respect to the amount and priority of such claims or causes of action, all of which defenses and/or objections are expressly preserved. Without limiting the Consent Order and excluding the DEP Superpriority Claim, nothing in the Consent Order or in any order of the Bankruptcy Court approving Alpha’s entry into this Consent Order shall limit, enhance or modify the validity, priority, classification or treatment of any claim that may be asserted by the Director in the Chapter 11 Cases (including in connection with any chapter 11 plan) or the Debtors’ defenses thereto. Whether pursuant to the Bankruptcy Code or otherwise, the ANR Subsidiaries’ shall have no right to satisfy or seek to satisfy any of their direct or indirect reclamation obligations under applicable law by application of or reference to the Collateral Bond of the DEP Superpriority Claim; provided, however, that to the extent the Collateral Bond or the DEP Superpriority Claim is, as applicable, drawn by DEP and paid by Alpha pursuant to paragraph 4 above, such draw and payment will reduce DEP’s claims against, as applicable, ANR and the ANR Subsidiaries’ on a dollar for dollar basis.

10.	Until all of the ANR Subsidiaries have replaced all of their Alpha Self-Bonds with penal bonds that satisfy applicable law:

a.	The Director will not approve any new permits, amendments or incidental boundary revisions (IBRs) without the submission of an acceptable penal bond;

b.
Upon receiving notification from the Director that is not in compliance with the currently applicable contemporaneous reclamation standards on any Permit not already subject to a Reclamation Agreement (1) no ANR Subsidiary shall create any new disturbances on such Permit , unless such ANR Subsidiary can demonstrate to the Director that the disturbance is necessary to facilitate reclamation and (2) within ten (10) days of receipt of the notice shall submit a plan to bring such Permit back into compliance with the applicable contemporaneous reclamation standard for the Director’s approval and upon approval by the Director shall take the steps necessary to bring the Permit back into compliance under the approved plan;

c.
With respect to any active self-bonded Permit pursuant to which coal is being removed, and where the Director has a good faith basis to believe that the relevant ANR Subsidiary is likely to fall out of compliance with its Permit, upon notification from the Director, such ANR Subsidiary must submit an updated mining and reclamation plan, subject to the Director’s approval, that identifies the anticipated activity during the pendency of this Consent Order and demonstrates that the ANR Subsidiary’s activities will meet or exceed the then current applicable contemporaneous reclamation standards. Such updated mining and reclamation plan shall be submitted within 30 days of receipt by the ANR Subsidiary of notification from the Director that the ANR Subsidiary may not be in compliance with its Permit; and

d.
With respect to any self-bonded Permit pursuant to which mining activity has not commenced as of the date hereof, the relevant ANR Subsidiary shall submit, or cause to be submitted, an acceptable penal bond before commencing any mining activity under such permit.

11.
Except as specifically provided herein, nothing in this Consent Order shall limit Alpha’s rights, through an ANR subsidiary, to operate, not operate, idle, close, sell or otherwise dispose of its mines in West Virginia or the rights of the Director to challenge any such determination or action whether pursuant to regulatory action or in connection with the Chapter 11 Cases. In the event that ANR, through an ANR Subsidiary, sells or otherwise disposes of one or more mines in West Virginia during the pendency of the Chapter 11 Cases, any then‑existing Collateral Bond or DEP Superpriority Claim shall remain in place without reduction and shall secure the ANR Subsidiaries’ obligations under their then-remaining self-bonded Permits unless and until such obligations are reduced in the aggregate to less than the aggregate amount of the Collateral Bond and Superpriority Claim, at which time the amount of the Superpriority Claim will be reduced accordingly.

12.
It shall be a condition precedent to the effectiveness of this Consent Order that, within 30 days after the date hereof, the Bankruptcy Court shall have entered an order – in form and substance acceptable to the Director and upon notice in accordance with the Bankruptcy Code, the Bankruptcy Rules and the local rules of the Bankruptcy Court – (a) authorizing ANR and the ANR Subsidiaries to enter into this Consent Order and perform their obligations thereunder including the posting of the Collateral Bond, (b) allowing the Superpriority Claim in accordance with the terms hereof and (c) approving to the extent necessary the terms and provisions of this Consent Order, including without limitation the provisions of paragraph 4 hereof with respect to payment by Alpha of the DEP Superpriority Claim.

13.
Unless (a) DEP has initiated steps leading to revocation of a self-bonded Permit(s) and is not in breach of this Consent Order or (b) Alpha has initiated steps leading to the abandonment of a self-bonded Permit(s), whether pursuant to section 554 of the Bankruptcy Code or otherwise, and solely to the extent of the affected Alpha Self‑Bond(s), the DEP Superpriority Claim shall terminate upon the earlier of (i) one year from the Effective Date of the Consent Order unless it is extended by the Director for good cause or (ii) the date that (I) the Director or DEP breaches this Consent Order and fails or refuses to remedy such breach within fifteen (15) days after written notification of such breach from Alpha; (II) the Office of Surface Mining Reclamation and Enforcement revokes, terminates, refuses to grant or amend or takes any other adverse action with respect to any Permit on account of one or more ANR Subsidiaries’ failure to comply with applicable reclamation self-bonding obligations; (III) Alpha or a third party replaces the DEP Superpriority Claim with penal bonds that satisfy applicable law; and (IV) a plan of reorganization for ANR or any of the ANR Subsidiaries providing for the replacement of the DEP Superpriority Claim with new and additional penal bonds that satisfy applicable law is consummated.

14.	This Consent Order shall only terminate upon the first to occur of the following:

(a)
If ANR or any of the ANR Subsidiaries breach their obligations under this Consent Order and, except as to the failure to timely post the Collateral Bond or to timely make any payment on account of the DEP Superpriority Claim, fails or refuses to remedy such breach within fifteen (15) days after written notification of such breach from the Director;

(b)	the DEP Superpriority Claim is terminated in accordance with paragraphs 4 and 13 hereof;

(c)	ANR or any of the ANR Subsidiaries’ chapter 11 cases are converted to cases under chapter 7 of the Bankruptcy Code;

(d)	the lenders under the Credit Agreement dated as of August 6, 2015 (as it may be amended or modified, the “Credit Agreement”) exercise any remedies upon an Event of Default under the Credit Agreement;

(e)
the confirmation of a chapter 11 plan or plans of ANR or any of the ANR Subsidiaries that does not provide for the replacement of the DEP Superpriority Claim through the posting of acceptable penal bonds in accordance with applicable law where (i) the Director has objected to such plan and (ii) the objection has not been consensually resolved by confirmation; or

(f)	One year from the Effective Date of the Consent Order, unless extended by the Director for good cause.

15.
Except as expressly set forth in paragraph 13 above, the termination of this Consent Order in accordance with paragraph 14 above shall not affect in any way (a) any right to payment the Director may have on account of ANR’s or the ANR Subsidiaries’ self‑bonded or bonded obligations that may arise from the revocation of any self‑bonded Permit at any time, subject to any defenses that ANR or the ANR Subsidiaries may have thereto, (b) the Director’s right to payment or recovery on account of the DEP Superpriority Claim, subject to any defenses that ANR or the ANR Subsidiaries may have thereto, or (c) the Collateral Bond.

OTHER PROVISIONS

1.
Alpha waives its right to appeal this Consent Order under W. Va. Code § 22-3-17(e). Alpha agrees to take all actions required by the terms and conditions of this Consent Order. However, Alpha does not admit to any factual or legal determinations made by the Director and reserves all rights and defenses available regarding liability or responsibility in any proceeding regarding Alpha other than proceedings, administrative or civil, to enforce this Consent Order.

2.
Except as expressly set forth herein, the Director reserves the right to take further action if compliance with the terms and conditions of this Consent Order does not adequately address the violations, if any, noted herein and further reserves all rights and defenses that he may have pursuant to any legal authority, as well as the right to raise, as a basis for supporting such legal authority or defenses, facts other than those contained in the Findings of Fact herein.

3.
If any event occurs that delays Alpha’s ability to comply with the requirements of this Consent Order, Alpha shall have the burden of proving that such delay was caused by circumstances beyond its reasonable control and that could not have been overcome by due diligence (i.e., force majeure). Force majeure shall not include delays caused or contributed to by the lack of sufficient funding unless such lack of funding is due (a) limitations imposed on Alpha by the Bankruptcy Code or order of the Bankruptcy Court or (b) to the actions of an entity not within the control of Alpha. Within three working days after Alpha becomes aware of such a delay, it shall notify the Director and, within ten working days of such initial notification, Alpha shall submit (a) a detailed written explanation of the anticipated length and cause of the delay, (b) the means taken and/or to be taken to prevent or minimize the delay and (c) a timetable by which Alpha intends to implement such measures. If the Director agrees that the delay has been or will be caused by circumstances beyond the reasonable control of Alpha (i.e., force majeure), the time for performance hereunder shall be extended for a period of time equal to the delay resulting from such circumstances. A force majeure extension granted by the Director shall be considered a binding extension of the relevant requirements under this Consent Order. The Director’s determination shall be final and not subject to appeal.

4.
Except as provided above, compliance with the terms and conditions of this Consent Order shall not in any way be construed as relieving Alpha of the obligation to comply with any applicable law, permit, order or any other requirement otherwise applicable. Violations of the terms and conditions of this Consent Order may subject Alpha to additional penalties and injunctive relief in accordance with applicable law.

5.
The provisions of this Consent Order are severable. In the event that a court or board of competent jurisdiction declares any provision hereof to be invalid or unenforceable, all other provisions of this Consent Order shall remain in full force and effect; provided that, if such declaration results from a challenge or proceeding brought by a third party then either the Director or Alpha may choose to terminate this Consent Order (and the DEP Superpriority Claim) in its entirety.

6.	This Consent Order is binding on Alpha on the Effective Date of this Consent Order.

Alpha Natural Resources, Inc., on behalf of		Department of Environmental Protection
itself and the ANR Subsidiaries,

By:	/s/ Richard Verheij	By:	/s/ Harold D. Ward

Richard H. Verheij, Executive Vice President		Harold D. Ward, Acting Director
General Counsel and Corporate Secretary		DIVISION OF MINING AND RECLAMATION
ALPHA NATURAL RESOURCES		601 57th Street, Southeast
One Alpha Place		Charleston, West Virginia 25304
Bristol, Virginia 24209

Date:	12-7-15	Date:	12-7-15